EXHIBIT 10.1

SEVERANCE
AND
GENERAL RELEASE AGREEMENT

          THIS AGREEMENT is made and entered into as of May 15, 2006, by and between BARBARA J. KUHL (hereinafter referred to as “Kuhl”) and FIRST BUSEY CORPORATION, a Nevada corporation (hereinafter referred to as the “Company”);

WITNESSETH:

          WHEREAS, Kuhl heretofore is employed as an employee of the Company; and

          WHEREAS, Kuhl’s employment with the Company is being terminated as of May 15, 2006; and

          WHEREAS, Kuhl and the Company wish to resolve all matters between them relating to Kuhl’s separation from employment;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:

          1.     Kuhl hereby confirms her termination, effective May 15, 2006 (hereinafter referred to as the “Termination Date”), as an employee of the Company and any other corporation, joint venture, trust or other entity owned or controlled, directly or indirectly, by the Company (hereinafter referred to collectively as the “Affiliated Entities”) of which she was an employee.  Kuhl hereby confirms her termination, effective on the Termination Date, of all of her director, officer, trustee and other positions with the Company and the Affiliated Entities, except for her position as director of Busey Bank.

          2.     As consideration for Kuhl’s promises under this Agreement, the Company agrees to provide Kuhl with the following payments and benefits (hereinafter referred to collectively as the “Termination Benefits”):

          (i)          the Company will pay Kuhl a severance payment of Three Hundred Sixty Thousand Dollars ($360,000) payable in equal installments over the twenty-four (24) month period commencing on the Termination Date (the “Payment Period”).  Such payment will be paid in accordance with regular payroll practices of the Company and at the time salary would otherwise have been paid to Kuhl had she remained an employee of the Company during the Payment Period.  Such payment shall be subject to normal tax and other withholdings and deductions.

          (ii)         Upon the expiration of the seven (7) day period in Section 24 hereof, the Company will pay Kuhl a lump sum payment of Sixty-Five Thousand Dollars ($65,000).  Such payment shall be subject to normal tax and other withholdings and deductions.

          (iii)        During the Payment Period, Kuhl will be eligible to receive single health insurance coverage; provided however, Kuhl will be required to pay the amount of premium for such insurance coverage as she would have had to pay had she remained employed by the Company.

          (iv)         In January, 2007, the Company will pay to Kuhl one-third (1/3) of the bonus under the Company’s MAD program for the 2006 program year which Kuhl would have earned under the Company’s MAD program had Kuhl remained an employee of the Company during all of 2006.  Such payment by the Company shall be subject to normal tax and other withholdings.

(v) As of the Termination Date, the Company shall transfer to Kuhl the title of the Lexus automobile which Kuhl currently drives.

          3.     The Company hereby acknowledges that the Compensation Committee of the Board of Directors has approved that the stock options granted to Kuhl under the Company’s stock option plans shall continue in effect as if Kuhl’s employment was not terminated.  The Company also acknowledges that Kuhl will continue to be covered under its life insurance plan, subject to the terms of such plan.

          4.     Kuhl, on behalf of Kuhl and each of Kuhl’s heirs, executors, administrators, personal representatives and assigns, to the fullest extent permitted by applicable law, hereby releases and forever discharges the Company, the Affiliated Entities, and their respective directors, officers, employees, agents, predecessors and successors (collectively, the “Released Parties”) from any and all claims, demands, liabilities, obligations, debts and causes of action of any nature whatsoever, whether now known or unknown, fixed or contingent, which, as of the date hereof or at any time prior hereto, Kuhl has, had, may have or may have had against or respecting any of the Released Parties with respect to any matter whatsoever, including, without limitation, any and all claims, demands, liabilities, obligations, debts and causes of action which Kuhl may have against or respecting any of the Released Parties concerning:

          (i)          salary, wages, bonuses, accrued vacation pay, employee benefits, severance (except as provided hereunder) and other compensation of any nature whatsoever for the period ending at the Termination Date, except those employment benefits accrued as of the Termination Date and not yet paid as of the date of this Agreement identified on Schedule A attached hereto and hereby made a part hereof (the “Accrued Benefits”); and

          (ii)         the employment of Kuhl, the termination thereof or arising under or based upon, directly or indirectly, in whole or in part, the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), Title VII of the Civil Rights Act of 1964 as amended, §1981 of the 1871 Civil Rights Act as amended, the Civil Rights Act of 1991 as amended, the Americans With Disabilities Act of 1990 as amended, the Equal Employment Opportunity Act of 1972 as amended, the Family and Medical Leave Act of 1993 as amended, the Fair Labor Standards Act of 1938 as amended, the Equal Pay Act of 1963 as amended, the Rehabilitation Act of 1973 as amended, any other federal, state or local equal employment opportunity, wage payment law or workers’ compensation law, or any other federal, state or local law, statute, ordinance, decision, order, policy or regulation establishing or relating to claims or rights of employees, including, but not limited to, any and all claims alleging interference with the attainment of any rights under any insurance, pension, profit sharing or other employee benefit plan, any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook, or alleging misrepresentation, defamation, interference with contract, duress, intentional or negligent infliction of emotional distress, negligence or wrongful discharge.

          5.     Kuhl understands and agrees that, except for the Termination Benefits and the Accrued Benefits, this Agreement constitutes a general release of all claims, demands, liabilities, obligations, debts and causes of action of every kind and nature against the Released Parties whether or not they are specifically referred to herein, and that no reference herein to a specific claim, statute or law is intended to limit the scope of the general release contained herein; provided, however, that this general release does not relate to any rights or claims arising after the date hereof.

          6.     Kuhl represents and affirms that at no time prior to the execution of this Agreement has she filed, instituted or maintained, and at no time subsequent thereto will she file, institute or maintain, or cause or knowingly permit the filing, institution or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign arbitration or administrative agency, or any other tribunal, any charge, claim, lawsuit, arbitration, proceeding or action of any kind, nature or character whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which she may now have or has ever had against any of the Released Parties which is based in whole or in part on any matter arising or existing on or before the date hereof (other than with respect to the Termination Benefits and the Accrued Benefits).  Kuhl further covenants and agrees that she will not encourage any person or entity to file or institute any legal, arbitration or administrative proceeding against any of the Released Parties and that she will not aid or assist any such person or entity in prosecuting any such legal, arbitration or administrative proceeding, except as required by applicable law or legally enforceable order.  Kuhl hereby covenants and agrees that she will make no claims or file or institute any actions against any of the Released Parties which are contrary to or which violate any of the provisions of this Agreement.

          7.     In the event that either party shall fail to fully comply with any of the material provisions of this Agreement, the other party shall be entitled to any and all other rights or remedies set forth herein, as well as any other remedy available in law or in equity.  In addition, upon the demand of the Company, Kuhl agrees to immediately pay to the Company an amount equal to the payment made to Kuhl pursuant to Section 2(ii) and (iv) hereof and the payments being made pursuant to Section 2(i) and the benefits provided under Section 2 (iii) shall immediately cease.

          8.     For a period of twenty-four (24) months following the Termination Date, Kuhl agrees that she will not (i) act as a manager, officer, director, employee, consultant, agent or representative of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation, limited liability company or other entity which (a) sells or provides products or services in competition with the Company or any Affiliated Entities anywhere within the Trade Area of the Company, as hereinafter defined, or (b) solicit business from any persons who were customers of the Company or any Affiliated Entities during the two-year period prior to such termination; or (ii) directly or indirectly entice, induce or in any manner influence any person who is, or shall be, in the service of the Company or Affiliated Entities to leave such service for the purpose of engaging in a business, or being employed by or associated with any person, firm, association, partnership, corporation, limited liability company or other entity, which is in competition with the Company or Affiliated Entities.  As used herein, the term “Trade Area” means the thirty (30) mile radius around any Company or Affiliated Entity location.  Kuhl acknowledges and agrees that the Company sells its products and services throughout the Trade Area and, therefore, the geographic scope of the restriction contained herein is both reasonable and necessary under the circumstances.

          9.     Kuhl agrees that all financial data, customer lists, computer software programs, source codes, plans, formulas, contracts, agreements, literature, manuals, catalogs, brochures, books, records, maps, correspondence and other materials furnished to Kuhl by the Company or any Affiliated Entity, or secured through the efforts of Kuhl, relating to the business conducted by the Company or any Affiliated Entity, are and shall remain the property of the Company or the Affiliated Entity, as the case may be, and Kuhl agrees to deliver all such materials, including all duplicates and copies thereof and extracts therefrom, to the Company upon the termination of the Kuhl’s employment hereunder, or at any other time at the Company’s request.

          10.    Kuhl agrees that she will not at any time after her employment with the Company reveal, divulge or make known to any person, firm or corporation any trade secrets or confidential business information relating to the business of the Company or an Affiliated Entity (including customer lists, customer information or data, methods of doing business, budgets, future plans, products and services), and will retain all such knowledge and information Kuhl acquires during her employment therewith relating to such trade secrets and confidential business information and the business of the Company or an Affiliated Entity in trust in a fiduciary capacity for the sole benefit of such entities and their respective successors and assigns.

          11.    In the event that any court shall finally hold that the time or territory or any other provision of Sections 8, 9 and 10 constitutes an unreasonable restriction against Kuhl, Kuhl agrees that the provisions hereof shall not be rendered void but shall apply as to such time, territory and other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.  The Company and Kuhl each request that any such court which holds that any of the provisions of Sections 8, 9 and 10 constitutes an unreasonable restriction against Kuhl make a determination of what would constitute a reasonable restriction under the circumstances involved.

          12.    The provisions of Sections 8, 9, 10 and 11 shall run to and inure to the benefit of the Company and Affiliated Entities and their respective successors and assigns.

          13.    Kuhl covenants and agrees that she will not make or solicit or encourage others to make any untrue or materially damaging allegations, statements or remarks, either oral or written, concerning any of the Released Parties, and that she is not aware of any violations by any of the Released Parties, of any federal, state, local, administrative or judicial laws, statutes, treaties, rules, regulations, ordinances, decrees or orders.  The Company covenants and agrees that it will not make or solicit or encourage others to make any untrue or materially damaging allegations, statements or remarks, either oral or written, concerning Kuhl and that it is not aware of any violations by Kuhl of any federal, state, local, administrative or judicial laws statutes, treaties, rules, regulations, ordinances, decrees or orders.

          14.    Kuhl represents and warrants to the Company that she has heretofore returned to the Company all personal property, documents, client lists, keys, credit cards, keycards and all other items which are the property of the Company and/or the Affiliated Entities and, in the case of documents, any and all materials of any kind (including, but not limited to, tape recordings and videotapes) which contain confidential or proprietary information of the Company or any of the Affiliated Entities.

          15.    Kuhl represents and warrants that in executing this Agreement she has not relied upon any representation or statement by the Company or any of the Released Parties with respect to the subject matter, basis or effect of this Agreement.

          16.    Kuhl recognizes and understands that she may be a witness in litigation, arbitrations or administrative proceedings involving the Company or other Released Parties.  Kuhl hereby covenants and agrees to testify truthfully in any and all such matters.  Kuhl further agrees, upon reasonable prior notice, to reasonably cooperate with the Company and/or such other Released Parties and with its or their respective attorneys in connection with such matters.  The Company agrees to compensate Kuhl for her reasonable expenses in connection with any such services.

          17.    Kuhl acknowledges and agrees that she is entering into this Agreement knowingly and voluntarily, without coercion or duress of any nature whatsoever, in order to receive the Termination Benefits, which Kuhl agrees and acknowledges she would not otherwise be entitled to receive.  Kuhl further acknowledges that she has been advised of her right to seek advice and counsel from others, including an attorney, before executing this Agreement and that she has been given at least twenty-one (21) days to consider this Agreement.

          18.    Kuhl agrees to keep the terms of this Agreement (except for such terms which are publicly disclosed) and the circumstances surrounding this Agreement strictly confidential.  Kuhl may disclose the terms of this Agreement to her spouse, accountant, attorney and taxing authorities only as may be necessary for her financial affairs or as required by law.

          19.    The parties agree that, in the event of any litigation respecting a breach of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys’ fees from the other party.

          20.    Nothing contained in this Agreement shall be deemed to release, limit or restrict Kuhl’s rights under the health care continuation coverage provisions under ERISA (COBRA).

          21.    No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by Kuhl and the Chairman of the Company.

          22.    This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of Illinois.

          23.    This Agreement shall be binding upon Kuhl and her heirs, executors, administrators, personal representatives and assigns, and shall inure to the benefit of each of the Released Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

          24.    Kuhl reserves the right to revoke this Agreement during the period of seven (7) days following the execution of this Agreement by Kuhl by delivering written notice of revocation to the Company during said seven (7) day period.  This Agreement shall not become effective or enforceable until such seven (7) day revocation period has expired.  In the event of any such revocation, Kuhl shall be deemed to have irrevocably forfeited any right she may have to receive the Termination Benefits.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:

Date Executed: May 15, 2006		/s/ Barbara J. Kuhl

Barbara J. Kuhl

FIRST BUSEY CORPORATION

Date Executed: May 15, 2006	By	/s/ Douglas C. Mills

Its Chairman and Chief Executive Officer

SCHEDULE A
TO
FORM OF  RESIGNATION AND GENERAL RELEASE

ACCRUED BENEFITS:

The following accrued but unpaid employment benefits:

          (a)          any accrued and vested rights under the Company ESOP, the Company’s 401(k) plan the Company’s deferred compensation plan and the Company’s stock option plans; and

          (b)          any accrued salary.